Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-149290 on Form S-11 of our report dated March 30, 2009, relating to the financial statements of Cole Credit Property Trust III, Inc. appearing in the Annual Report on Form 10-K of Cole Credit Property Trust III, Inc. for the period from January 22, 2008 (date of inception) to December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/DELOITTE & TOUCHE LLP
Phoenix, Arizona
July 30, 2009